XL OT Programme	Accenture

Exhibit 10.1

OPERATIONAL TRANSFORMATION SERVICES AGREEMENT

Between

ACCENTURE LLP

and

XL GLOBAL SERVICES, INC

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CONTENTS

PART A – INTERPRETATION

1	.	Definitions
2	.	Interpretation

PART B - SERVICES

3	.	Transformation Services
4	.	Statements of Work
5	.	Support Services
6	.	XL Affiliates
7	.	Additional Terms
8	.	Accenture Alliances
9	.	Outsourcing

PART C - OPERATIONAL

10	.	Joint Responsibility
11	.	Dependencies and XL Responsibilities
12	.	Relief Events
13	.	Subcontractors
14	.	Timetable
15	.	Acceptance
16	.	Governance
17	.	Change Control Procedure
18	.	Electronic Communication
19	.	Regulatory Compliance
20	.	Regulatory Change
21	.	Policies

PART D - FINANCIAL

22	.	Charges and Audit
23	.	Payment
24	.	Taxes

PART E – INTELLECTUAL PROPERTY

25	.	Intellectual Property Rights
26	.	Licensed Proprietary Assets

PART F – CONFIDENTIALITY AND DATA PROTECTION

27	.	Confidentiality
28	.	Data Protection

PART G - LIABILITY

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29.	Warranties and Covenants
30.	Indemnities
31.	Liability
32.	Force Majeure
33.	Insurance

PART H – TERM AND TERMINATION

34.	Term and Termination
35.	Effect of Termination

PART I – MISCELLANEOUS

36.	Employees and Employment Claims
37.	Publicity
38.	Notices
39.	Waiver
40.	Entire Agreement
41.	Conflict
42.	Amendment
43.	Relationship
44.	Third Party Rights
45.	Assignment
46.	Dispute Resolution
47.	Governing Law
48.	Execution
49.	Schedules

SCHEDULES

1	Transformation Services
2	Statement of Work Template
3	Charges
4	Capacity Services
5	Acceptance and Warranty
6	Governance
7	Change Control Procedure
8	XL Affiliates
9	XL Compliance Guidelines
10	WPDR Process
11	Key Personnel
12	Data Transfer Agreement
13	XL Policies

Appendices

1	Executed WPDRs

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OPERATIONAL TRANSFORMATION SERVICES AGREEMENT DATED	2008

PARTIES

1	Accenture LLP, having its registered office at 161 North Clark, Chicago, Illinois 60601 ("Accenture"); and

2	XL Global Services, Inc, a Delaware Corporation, with offices located at 70 Seaview Avenue, Stamford, CT 06902 ("XL).

WHEREAS

(A)	XL is a leading global provider of commercial property and casualty insurance;

(B)	Accenture is a leading provider of consulting and technology services, including business consulting, system consulting, information technology consulting, training, computer programming and other consulting services;

(C)	XL is carrying out the OT Programme (as defined below); and

(D)	Accenture has agreed to assist XL with the OT Programme, in accordance with the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

PART A – INTERPRETATION

1	Definitions

1.1	In this Agreement and the following definitions will apply unless inconsistent with the context or otherwise specified.

“Accenture Affiliate” means any other person that, directly or indirectly, through one or more intermediaries, is controlled by or under common control with Accenture. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise;

“Accenture Group” means Accenture and the Accenture Affiliates;

“Accenture Knowledge Capital” means any reports, documents, templates, studies, software programs in both source code and object code, specifications, business methods, tools, methodologies, processes, techniques, analytical frameworks, algorithms, know-how, processes, products documentation, abstracts and summaries thereof, and other work product and materials (i) existing prior to commencement of the Services, (ii) developed outside the scope of the Services, or (iii) arising from the performance of the Services that are not part of the Deliverables (whether conceived or developed or lawfully acquired by Accenture Group individually or jointly with the XL

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Group and others), that are proprietary to the Accenture Group or to third parties, including all Intellectual Property Rights therein and together with any derivatives, enhancements and/or modifications thereto whether or not developed as part of the Services.

“Accenture QA” means Accenture’s internal quality assurance processes and measures referred to in clause 27.4 which are confidential to Accenture;

“Acceptance Criteria” means material conformity with the specifications of the applicable WPDR or SOW and any specific acceptance criteria documented and agreed in the relevant WPDR or SOW (as updated by mutual agreement between the Parties);

“Acceptance Test” means the relevant acceptance tests referred to in Schedule 5;

“ADM” means the various and applicable Accenture Delivery Methodologies followed by Accenture in the performance of the Services. ADM is part of Accenture Knowledge Capital;

“Agreement” means this document and any schedules, appendices and attachments hereto as amended and supplemented from time to time (including any WPDRs, Statements of Work and Change Control Notices executed by the Parties);

“Arrangement Letters” means the arrangement letters relating to certain services provided by members of the Accenture Group to members of the XL Group prior to the date of this Agreement and including the arrangement letter between (1) Accenture AG and (2) XL Services Switzerland in relation to the Operational Transformation Program Phase 2 –stages 1 and 2 (countersigned by XL Services Switzerland on 22 September 2007), Operational Transformation Program Phase 3 (Initial Mobilisation) dated 21 January 2008.

“Assumptions” means the assumptions relating to the Project and the Services stipulated or referred to in this Agreement including its Schedules, any WPDRs and Statements of Work upon which the agreed terms pertaining to the Services or Project are based;

“Business Day” means a day when clearing banks are ordinarily open for business in the City of New York, NY (other than a Saturday or Sunday);

“Capacity Services” means the capacity services to be provided by Accenture to XL described in Clause 5.2 and Schedule 4;

“Change Control Procedure” means the procedure detailed in Schedule 7 pertaining to the variation of this Agreement or any WPDR or Statement of Work;

“Change Notice” means the notice given in accordance with Schedule 7 which specifies the change(s) agreed between the Parties;

"Charges" means the fees and expenses payable to Accenture under this Agreement;

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"Confidential Information" means (a) any and all information (whether commercial, financial, technical or otherwise) relating to the disclosing party and XL Affiliates and Accenture Affiliates as the case may be, their respective employees, sub-contractors, customers and suppliers, including as to their respective products, services, methods, plans or business affairs, disclosed to or otherwise obtained by the recipient party under or in connection with any Services, Project and/or this Agreement and which is designated as being confidential or which is by its nature clearly confidential and (b) any and all information which has been derived or obtained from information described in (a) above. Confidential Information also includes Accenture Knowledge Capital and Custom Components;

“Custom Components” means reports, documents, templates, studies, software programs in both source code and object code, specifications, business methods, tools, methodologies, processes, techniques, analytical frameworks, algorithms, knowhow, processes, products, documentation, abstracts and summaries thereof, and other work product and materials which are developed by Accenture or the Parties jointly during the course of the Services and supplied as, or as part of, a Deliverable which are business specific to the XL Group, but excluding, any Accenture Knowledge Capital;

“Data Privacy Laws” has the meaning given to it in Clause 28.1;

“Defect” means a defect (i) of Severity Level 1-3, as described in Annex 1 of Schedule 5, in a Warranty Item (ii) that materialises after a Warranty Item is put into live operation (iii) which prevents that Warranty Item from functioning in conformity with the test model based on the functional specifications stated in the applicable WPDR or SOW and (iv) which was tested for during the UAT for the relevant Warranty Item;

"Deliverables" means reports, documents, templates, studies, software programs in both source code and object code, specifications, business methods, tools, processes, analytical frameworks, algorithms, products, and other work product and materials which are originated and prepared for XL by Accenture (either independently or in concert with XL or third parties), specified as Deliverables in Schedule 1, a WPDR or a Statement of work and delivered to XL during the course of the Services. Deliverables may comprise Custom Components and/or Accenture Knowledge Capital;

“Dependencies” means the dependencies on and responsibilities of XL, XL Affiliates and XL Personnel specified in this Agreement, including any particular tasks and responsibilities specified in Schedule 1, a WPDR or Statement of Work as Dependencies;

"Effective Date" means the date of this Agreement;

"Equipment" means any computers, software, computing facilities, communications links and other equipment and items which XL is responsible for providing in connection with the Services;

“Force Majeure Event” means acts, events, omissions, happenings or non-happenings beyond the reasonable control of a party including acts of God, severe weather, fire, explosion, flood, drought, earthquake, disease, epidemic, quarantine,

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strikes, labour shortages, work stoppages, slow downs or other industrial disputes, riots or civil disturbances, war, acts of terrorism, sabotage, acts of government, local government or regulatory bodies or any accident causing damage to or destruction, in whole or in part, of the equipment or property necessary to perform the Services;

“Initial Term” has the meaning given to it in Clause 34.1;

“Intellectual Property Rights” means all copyright, trade marks, patents, design rights, database rights, business or domain names, inventions and all other intellectual property rights of a similar nature recognised in any jurisdiction whether registered or not and any applications or rights for registration associated therewith;

“Key Personnel” means the individuals named in Schedule 11 (or their agreed replacements or substitutes from time to time);

“License Agreement” means the agreement between the Parties in relation to Licensed Proprietary Asset described in the Schedule thereto executed on or around the Effective Date;

“Licensed Proprietary Assets” means Accenture Claim Components Solution V. 7.1 as described in the Schedule to the License Agreement, and any other assets which are owned or licensed by Accenture or Accenture Affiliates which Accenture may license to XL pursuant to the terms of mutually acceptable license agreements;

“Losses” means losses, liabilities, damages, actions, claims, costs and expenses (including reasonable legal fees and disbursements);

“Mandatory Change” means a proposed or actual change to this Agreement which either Party reasonably maintains, after thorough evaluation, is required in order to comply with applicable law or regulation;

“Minimum Effort Level” means the minimum number of man-days for Accenture’s performance of Transformation Services upon which the discount on Accenture’s fees are conditional, as specified in Clause 15 of Schedule 3 (Charges);

“New Services” means services which are not part of the Transformation Services and which XL may wish to procure and Accenture may wish to provide pursuant to an agreed SOW as referred to in clause 4;

“OT Programme” means the operational transformation program XL is carrying out in its insurance business which comprises organisational restructuring, process re-engineering and the modification and installation of XL’s applications suite in respect of which Accenture Affiliates have provided certain services to XL Affiliates pursuant to separate contractual arrangements detailed in the Arrangement Letters;

“Parties” means the parties to this Agreement; Accenture LLP and XL Global Services, Inc. (each a “Party”) and any permitted successor or assignee of such Parties;

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“Programme Plan” means the plan annexed to Schedule 1 depicting the timeline for the Transformation Services;

"Project" means the project described in the relevant WPDR or SOW;

“Project Plan” means any project plan or timetable specified in Schedule 1 or the relevant WPDR or SOW;

“Relief Event” has the meaning ascribed to it in Clause 12.4 and any other event expressly specified to be a Relief Event including in Clause 25.3, Schedule 5 and Schedule 10;

“Service Location” means the location(s) from which the Services will be delivered specified in Schedule 1 or the applicable WPDR or SOW;

"Services" means all work and services to be provided to XL by Accenture pursuant to this Agreement and any WPDR or Statements of Work;

“Services QA” means the periodic quality assurance reviews the Parties agree to perform in respect of the Services as specified in Clause 22.12;

"Statement of Work" means a document substantially similar in form to that set forth at Schedule 2 which is completed and signed by XL and Accenture in relation to a Project which sets out the details of the Project, including the services, timescales, fees and the charging basis and other matters specific to that Project (and “SOW” shall be construed accordingly);

“Software” means source code and object code, operating system software or other computer programs, in whatever form or media;

“Software Deliverables” means Deliverables solely consisting of Software;

“System Release” means a release of major Software to deliver all or a substantial part of a Capability Release as specified in Schedule 1 or the relevant WPDR;

“Taxes” has the meaning ascribed to it in Clause 24;

“Term” means the term of this Agreement, including the Initial Term and any agreed extension thereto;

“Termination Compensation” means the charges payable by XL to Accenture upon termination of this Agreement specified in Schedule 3 or any specified in an SOW;

“Transformation Services” means the transformation services to be provided by Accenture to XL as specified in Schedule 1 and the WPDRs;

“UAT” means the user acceptance test that XL shall perform in accordance with Schedule 5;

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“Virus” means any software virus, spyware, trojan horse, logic bomb, malware or other analogous code whose purpose is to prevent all or part of an IT system or any Software from being used in the manner in which it was intended;

“Warranty” means the warranty provided by Accenture in respect of Warranty Items specified in Schedule 5;

“Warranty Item” means a Software Deliverable that is a System Release developed by Accenture or jointly by Accenture and XL Personnel in circumstances where Accenture provides at least 50% of the man-day effort and management control of the work set out in the relevant WPDR;

“Warranty Period” means the period of 30 days from the date on which a Warranty Item is put into a live production environment provided this is within three weeks (or such other reasonable period specified in the applicable WPDR as amended by the Change Control Procedure as necessary) of UAT completion of such Warranty Item;

“Working Day” means a day (other than a Saturday or Sunday or public holiday) in any jurisdiction in which the Services (or any part of them) or any activities under or in connection with this Agreement are to be performed or are being performed;

“WPDR” means the Work Packet Definition Report agreed between the Parties in accordance with Clause 3.3;

“WPDR Process” means the process for the Parties to agree WPDRs set out in Schedule 10;

“XL Affiliate” means any other person that, directly or indirectly, through one or more intermediaries, is controlled by or under common control with XL that is listed in Schedule 8 (as amended by mutual agreement of the Parties from time to time). For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise;

“XL Group” means XL and the XL Affiliates;

“XL Information” means all information, documentation and participation, including decisions and approvals, provided by XL, XL Affiliates, or parties acting on their behalf, to Accenture or Accenture Affiliates in connection with the Services;

“XL Insurance” or “XLI” means the global insurance business segment of the XL Group;

“XL Personnel” means the directors, employees, agents, contractors, sub-contractors or suppliers of the members of the XL Group and any other parties acting on behalf of any other member of the XL Group;

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“XL Pre-Existing Rights” means the ownership rights, including Intellectual Property Rights of the XL Group, in any proprietary data, information, tools, templates, intellectual capital, know-how, methodologies, or other materials or items developed or acquired by the XL Group prior to the execution of this Agreement or developed outside the scope of this Agreement, and any enhancements, modifications and/or improvements thereto;

“XL Supplied Materials” means any and all materials which are proprietary to the XL Group or any third party supplier (other than Accenture) together with any enhancements or modifications thereto, the use of which is required by Accenture in connection with the Services; and

“Year” means the period of 12 months immediately following the Effective Date, and each subsequent period of 12 months thereafter during the Term (and references to numbered Years shall be construed accordingly).

2	Interpretation

2.1	In this Agreement:

The headings and contents page of this Agreement are included for convenience only and are not to be used in construing any provision of the Agreement;

Words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

References to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

References to recitals, clauses, schedules and appendices are to recitals and clauses of, schedules to and appendices to schedules of this Agreement and references in a schedule or an appendix to a part or paragraph are to parts or paragraphs of that schedule or appendix;

Unless the context requires otherwise, a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced after the date of this Agreement; and

The words "other", "includes", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

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PART B - SERVICES

3	Transformation Services

3.1	XL is responsible for and shall control the OT Programme.

3.2	Accenture will provide and XL will procure the Transformation Services during the Term in accordance with this Agreement in order to support XL in the delivery of the OT Programme.

3.3	The Parties acknowledge that the OT Programme is an iterative process the requirements of which will be more fully understood during the course of the Term. The Transformation Services described in Schedule 1 reflect the intentions of the Parties at the Effective Date. The Parties acknowledge that the Transformation Services require further definition and development in the form of drawing up WPDRs in accordance with the WPDR Process which will include relevant details as to scope, deliverables and respective responsibilities.

3.4	Throughout the Term, the Parties will co-operate in good faith and use all commercially reasonable efforts to ensure that the WPDR Process is complete in respect of each work packet at least one (1) month prior to the scheduled commencement of that work packet save in relation to those work packets in respect of which WPDRs are appended to this Agreement at Appendix 3. The parties shall ensure that any dispute between them is escalated promptly through the governance and dispute resolution procedures to achieve rapid resolution.

3.5	In the event, that Accenture provides any services to, or on behalf of XL, without executing a WPDR in accordance with this Agreement, such services shall be subject to the terms and conditions of this Agreement.

3.6	Accenture shall be a preferred supplier across XLI and GBS and business partner of the XL Group for the OT Programme. Prior to procuring any services from third parties for the benefit of XLI which Accenture or Accenture Affiliates may be able to provide, including application maintenance services, members of the XL Group shall keep members of the Accenture Group informed about major opportunities / projects and provide Accenture with the opportunity to bid on such opportunities and projects.

3.7	Accenture shall be the exclusive provider of the Transformation Services. XL shall not engage (and shall procure that XL Affiliates shall not engage) other services provider(s) to perform all or any part of the Transformation Services without the prior written agreement of Accenture, which shall not be unreasonably withheld.

3.8	XL (and/or XL Affiliates), may perform itself or acting reasonably, and in consultation with Accenture, contract with a third party to perform any service for the OT Programme that is outside the scope of the Transformation Services, including systems development, operations and related services to augment or supplement the Transformation Services. In the event XL (and/or XL Affiliates) performs itself or contracts with a third party to perform any such service, Accenture shall cooperate in good faith with XL (and/or XL Affiliates) and any such agreed third party providers to the extent reasonably required.

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3.9	For the avoidance of doubt, nothing in this Agreement shall prevent any member of the Accenture Group from providing services the same or similar to the Services to any other party at any time, provided that Accenture, Accenture does not breach its obligations under this Agreement in respect of any XL Confidential Information or XL owned Intellectual Property Rights.

3.10	The Parties may jointly designate from time to time certain key personnel, as set out in Schedule 11 (“Key Personnel”). Accenture and XL will cause each of the Key Personnel to devote sufficient time necessary to perform their responsibilities specified in this Agreement. With respect to the appointment of the initial and any replacement Key Personnel, the Parties will cooperate with each other to fill the Key Personnel positions with individuals who are reasonably acceptable to the other Party. Before assigning an individual to a Key Personnel position, whether as an initial assignment or a replacement, the employing Party will (i) notify the other Party of the proposed assignment; (ii) introduce the individual to appropriate representatives of the other Party; and (iii) subject to applicable law, obligations of confidentiality and the employing Party’s standard personnel practices, provide the other Party with a curriculum vitae, and any other information about the individual reasonably requested by the other Party. If the other Party has a good faith objection to any such assignment within 5 Business Days, the employing Party will not assign the proposed individual, and will propose to the other Party the assignment of another individual of suitable ability and qualifications, within a mutually agreed upon timeframe.

3.11	Except in the event of cessation of employment, death, illness, injury, or disability, either Party will notify the other Party in writing at least 30 days prior to replacing any personnel serving in a Key Personnel position. In the event of any replacement of personnel serving in a Key Personnel position, the employing Party will provide for an appropriate transition (overlap) period for the new individual and use reasonable efforts to minimise any disruption such replacement may cause in the performance of that Party’s obligations under this Agreement.

4	Statements of Work for New Services

4.1	From time to time the Parties may execute SOW’s under this Agreement in respect of New Services. Notwithstanding the foregoing, nothing in this Agreement shall obligate XL to procure or Accenture to provide any New Services unless the Parties execute a SOW. Each SOW shall be executed by an authorized representative of XL and Accenture. Each properly executed SOW shall be deemed, upon its full execution, to be incorporated into this Agreement and the terms and conditions set forth in this Agreement shall govern the New Services, except for provisions in this Agreement which are specifically excluded or modified in such SOW.

4.2	Each SOW shall, to the extent applicable, generally conform to the format as set forth in Schedule 2 to this Agreement.

4.3	Each such SOW shall constitute a separate agreement between XL and Accenture for the Project described therein.

4.4	No member of the Accenture Group is obliged to provide any services not expressly specified in Schedule 1 unless and until the Parties execute a SOW or WPDR and the terms and conditions of this Agreement shall apply to all such Services unless modified by that SOW or WPDR.

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4.5	XL shall not be obligated to pay for any services not expressly specified in Schedule 1 unless and until the Parties execute a WPDR or any SOW and the terms and conditions of this Agreement shall apply to all such Services.

5	Support Services

5.1	Any application maintenance or support services which may be required by XL from Accenture from time to time in connection with the Transformation Services shall be the subject of a separate agreement which will specify applicable terms pertaining to such services.

5.2	Accenture will provide Capacity Services during the Term in accordance with and subject to the terms of this Agreement. Capacity Services means the provision of non- consulting technical resources to work on a full-time basis for a minimum period of 3 months, or as otherwise agreed between the parties, per resource, within the XL Global Business Services under the direction and supervision of XL and/or XL Affiliates and/or XL Personnel. XL shall be responsible for its operation and use of the Capacity Services. XL hereby commits to a minimum volume of use and duration of Capacity Services of 15 Accenture resources per year with an average of 25 Accenture full-time resources per year over the period of three years commencing a maximum of three months following the Effective Date. The Charges in respect of Capacity Services shall be determined in accordance with Schedule 4. Such Charges shall be excluded from the calculation of Eligible Fees for the purposes of the Risk/Reward Mechanism. The Parties acknowledge that XL’s specific Capacity Services requirements (in relation to skills, timing and location) will be further defined as set out in Schedule 4.

6	XL Affiliates

6.1	XL may extend the benefit of the Services to other XL Affiliates subject to Clause 31.5.

7	Additional Terms

7.1	If the Services include the provision of Software and/or other proprietary materials (including Licensed Proprietary Assets), XL (and/or XL Affiliates and/or contractors or sub-contractors of the XL Group) may from time to time be required to agree to additional appropriate terms pertaining to the license and use of such Software and/or other proprietary materials which may be included as “Special Conditions” in a SOW or WPDR or may be in the form of a separate agreement with Accenture or a third party.

8	Accenture Alliances

8.1	Accenture agrees to extend its network of technology provider relationships on behalf of XL. For agreed upon technologies, where Proquire LLC (a wholly owned subsidiary of Accenture) (“Proquire”) can offer equal to, or more favourable, pricing and/or terms than XL can obtain from other sources, XL, at its sole option, may acquire such hardware and software technologies directly from Proquire.

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8.2	Accenture has alliance relationships with third party product and services vendors. As part of many such relationships, Accenture is able to resell certain products and services and/or may receive compensation from vendors in the form of fees or other benefits in connection with the marketing, technical and other assistance provided by Accenture. XL acknowledges that such relationships may be beneficial to Accenture and assist in its performance of the Services. In the event Accenture recommends a vendor to XL that is an Alliance partner of Accenture, Accenture agrees to so advise XL in writing of the existence of such an alliance relationship.

9	Outsourcing

9.1	Any business process outsourcing services provided by any member of the Accenture Group are excluded from the scope of this Agreement and shall be the subject of a separate written agreement.

PART C - OPERATIONAL

10	Joint Responsibility

10.1	The Parties acknowledge that the Transformation Services is a joint effort of activity in delivering the OT Programme which is intended to be achieved using a contribution of the knowledge, resources and skills of both Parties, and third party support contracted by each Party.

10.2	XL and Accenture acknowledge that the nature of the Services requires timely, active and positive good faith co-operation between the Parties to resolve any issues not foreseen at the time of commencement of the Services and each party will co-operate in good faith with the other to resolve such issues in a timely and reasonable manner.

11	Dependencies and Responsibilities

11.1	XL acknowledges and agrees that in order to perform the Services in accordance with the terms and conditions of this Agreement Accenture is dependent upon XL’s and XL Affiliates’ compliance with its (and their) obligations and dependencies under this Agreement.

11.2	XL shall:

	11.2.1	Pay all Charges which are not in good faith dispute that are due in respect of the Services pursuant to this Agreement;

	11.2.2	Be solely responsible for its use and operation of the Services and any Deliverables, including the implementation of any recommendations and advice, and any consequences therefrom;

	11.2.3	Be solely responsible for determining whether the Services and Deliverables meet the XL Group’s requirements, including business, compliance and policy requirements;

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11.2.4	Be solely responsible for its compliance with all applicable laws and regulations;

11.2.5	Perform (and procure performance by XL Affiliates and XL Personnel where applicable) responsibilities and Dependencies set out in this Agreement or otherwise reasonably required in connection with the Services;

11.2.6	Obtain, in advance of Accenture’s use, any consent necessary for Accenture (and any Accenture Affiliate) to use each item of XL Supplied Materials;

11.2.7	Ensure XL and XL Affiliates have adequate XL Personnel to fulfil their obligations in respect of the Services; and

11.2.8	Procure that XL Personnel cooperate with Accenture in connection with Services and are bound by appropriate confidentiality undertakings in respect of Deliverables and other Accenture Group Confidential Information.

11.3	Accenture shall be responsible for:

	11.3.1	Compliance with all laws and regulations applicable to its business;

	11.3.2	Performing (and procuring performance by Accenture Affiliates and Accenture Personnel where applicable) its obligations set out in this Agreement;

	11.3.3	Providing adequate numbers of personnel in accordance with Clause 29.4; and

	11.3.4	Procuring that its personnel and subcontractors cooperate with XL during the performance of the Services and are bound by appropriate confidentiality undertakings in respect of XL Group Confidential Information.

11.4	XL will provide (or will procure), free of charge, to Accenture (or Accenture Affiliates if requested) the following throughout the continuance of the Services:

	11.4.1	Reasonable and sufficient access to XL Personnel and XL Affiliates (consistent with the OT Programme requirements) who are involved with or whose involvement is required in connection with the Services;

	11.4.2	To the extent Accenture's (or Accenture Affiliates’) personnel need to work at the premises of XL and/or XL Affiliates a suitable and safe working environment and normal office services as XL generally makes available to its employees located at the premises in which Accenture or Accenture Affiliates will be rendering services , including desks, storage, furniture and other normal office equipment support, adequate computer resources, photocopying facilities, telephone and facsimile equipment and services (including voice mail services), stationery (excluding Accenture specific items), postal and courier services, archiving facilities, general office supplies, security and janitorial support, parking) and such other items, services and resources as the Parties may agree are reasonably necessary for Accenture to perform its obligations under this Agreement. By mutual agreement the Parties may determine alternative office locations which may not necessarily be collocated at an XL office location

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depending on space availability, provided that such separate office location (1) generally conforms to the requirements set forth in this Clause, (2) enables the relevant Accenture and XL teams to be co-located, (3) is within a reasonably convenient distance to XL offices to which such teams require access;

	11.4.3	Any Equipment. XL will ensure that any Equipment it is responsible for providing to enable Accenture to provide the Services is properly installed and is reasonably sufficient and suitable (consistent with the OT Programme requirements) for its purpose and that any adjustments which may be required are carried out expeditiously. XL is responsible, at its own expense, for the reasonably prompt and continuing availability to Accenture (or Accenture Affiliates) of the Equipment in good working order throughout the duration of the Services consistent with such standards as XL generally makes available to its own employees; and

	11.4.4	Prompt access to XL Information reasonably required by Accenture to perform the Services. XL will ensure that all XL Information is complete, accurate, and reliable in all material respects and is provided on a timely basis. Accenture shall be entitled to rely on XL Information and will not be responsible for the verification, correction or amendment of the same.

12	Relief Events

12.1	Upon the occurrence of a Relief Event, the Party who first becomes aware of the Relief Event shall notify the other Party as soon as reasonably practicable. The Parties shall then co-operate in good faith and use commercially reasonable efforts to propose and agree workarounds to address and minimise the impact to the Services resulting from a Relief Event. Any changes to the scope of the Services as a result of a Relief Event shall be agreed through the Change Control Procedure.

12.2	If and to the extent that any delay or failure by Accenture to perform its obligations under this Agreement is directly caused by a Relief Event, Accenture’s liability for such delay or failure will be excused and/or there will be an equitable adjustment of the Charges and in any time permitted for performance of the Services. For the avoidance of doubt, the foregoing shall not apply if and to the extent that a Relief Event is solely and directly caused by Accenture’s breach of its obligations under this Agreement.

12.3	“Relief Event” means any of the following:

	12.3.1	Breach by XL (or XL Affiliates) of its (or their) obligations under this Agreement or a SOW, including non-performance of any Dependencies, or any act or omission by XL, XL Affiliates or XL Personnel which has a detrimental effect on the Services;

	12.3.2	Act or omission of or by Accenture resulting from Accenture's reasonable reliance on an act, instruction or direction of XL, XL Affiliates or any XL Personnel, in relation to the performance of all or any part of the Services or any other obligations;

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	12.3.3	Material error or omission in XL Information or other data, information or materials provided to the Accenture Group by or on behalf of XL which contributes to Accenture’s failure to perform its obligations;

	12.3.4	Infringements of third party Intellectual Property Rights by XL, XL Affiliates or XL Personnel;

	12.3.5	Violations of law or regulation by XL, XL Affiliates or XL Personnel;

	12.3.6	Service or resource reductions or specific tasks, testing procedures or other services which are given priority as requested or approved by XL;

	12.3.7	Significant change in the manner in which XL conducts its business;

	12.3.8	Force Majeure Event;

	12.3.9	Material act or omission of a third party (excluding Accenture's subcontractors);

	12.3.10	Consequence of acting in accordance with a change to the Services made through the Change Control Procedure which was required by XL but reasonably advised against by Accenture in writing to XL; or

	12.3.11	Assumption(s) proving to be incorrect which have a material, individual or cumulative, impact on all or any part of the Services to which the relevant Assumption relates.

12.4	If Accenture incurs additional direct costs in performing the Services as a direct result of any Relief Event, then (without prejudice to its other rights and remedies) it shall be entitled to recover such reasonable additional direct costs from XL provided that it has agreed such additional direct costs with XL prior to incurring them.

13	Subcontractors

13.1	Accenture shall not employ or engage sub-contractors for carrying out all or any part of the Services without XL’s prior written consent save that Accenture may employ as subcontractor or otherwise draw on the resources of (i) Accenture Affiliates, (ii) individual contractors (whether acting as individuals or via service companies) and (iii) third party subcontractors provided that the actual or reasonably anticipated value of the subcontractor fees does not exceed the greater of $100,000 in total in any Year or 4% of the fees due to Accenture for the applicable WPDR or SOW. Any such sub- contracting will not relieve Accenture from its obligations under this Agreement.

13.2	Except as provided in Clause 13.1, prior to subcontracting any of the Services to a third party, Accenture shall notify XL of the proposed subcontractor, provide XL with any information XL may request with respect to such subcontractor, and obtain XL’s written approval of such subcontractor. No subcontracting shall release Accenture from its responsibility for its obligations under this Agreement or the SOWs. Accenture shall be responsible for the work and activities of any subcontractors, including compliance with the terms and conditions of this Agreement and the SOWs.

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Accenture shall be responsible for all payments to any subcontractors. Accenture shall promptly pay for all services, materials, equipment and labour used by subcontractor in providing the Services and keep XL’s premises and equipment free of all liens. In the event that Accenture has not paid any amount owed to a subcontractor in connection with Services provided by such subcontractor pursuant to this Agreement, XL may, in its sole discretion, withhold an amount from the Charges that is equal to such unpaid amount until it is paid by Accenture to the subcontractor. XL shall have the right to revoke its approval of any subcontractor and to direct Accenture to remove or replace such subcontractor if, in XL’s reasonable opinion, (i) the subcontractor’s performance is deficient, (ii) XL has concerns as to subcontractor’s ability to perform the applicable Services or (iii) the subcontractor has made a misrepresentation in connection with any information provided to XL or Accenture pursuant to this Clause. In such circumstances, Accenture shall be provided with a reasonable period of time to replace the sub-contractor and the parties shall agree any necessary alteration to the Services in accordance with the Change Control Procedure.

14	Timetable

14.2	Any timetable or Project Plan will be an estimate only unless such timetable or Project Plan is expressly agreed to be a binding commitment as part of a fixed price WPDR or SOW.

14.2	The Parties shall work together in good faith to manage the Project Plan. Accenture shall use reasonable endeavors to perform the Services in accordance with any timetable or Project Plan.

15	Acceptance and Warranty

15.2	The provisions relating to acceptance and Warranty are specified in Schedule 5.

16	Governance

16.2	The governance arrangements and procedures relating to this Agreement are detailed in Schedule 6.

16.2	Schedule 6 also documents the arrangements agreed between the Parties relating to the Governance of the OT Programme. Accenture’s role in relation to such Governance Procedures is part of the Programme Management Workstream described in Schedule 1.

17	Change Control Procedure

17.2	The Parties will agree changes to this Agreement as required in accordance with the Change Control Procedure detailed in Schedule 7.

17.2	A Change Notice will not be valid unless and until executed by the Parties in accordance with Schedule 7.

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18	Electronic Communication

18.2	Subject to Clause 38, the Parties may correspond, communicate and convey information to each other by email or other electronic means for normal operational communications. Each party is responsible for its own security measures in relation to such communications and neither party shall be liable to the other for any loss, damage, expense or inconvenience caused by the loss, delay, interception or corruption of any electronic communication due to any reason beyond a party’s reasonable control.

19	Regulatory compliance

19.1	Notwithstanding anything in this Agreement, XL agrees and acknowledges that nothing in this Agreement is intended to constitute an offer to provide services or will result in services and/or activities which will or may require Accenture and/or any Accenture Affiliates and/or their personnel to be otherwise regulated, licensed or registered with or by an insurance and/or other authority or regulator, including without limitation, licensure and registration as an insurance producer, insurance agent, insurance intermediary, insurance adjuster, third party administrator, registered representative and/or broker dealer. Accenture and Accenture Affiliates and their personnel do not intend and will not be required to provide professional advice with respect to accounting, legal and regulatory compliance or similar areas. Any activities in these areas which are included within the Services are limited to clerical tasks and do not include any activities which may be subject to licensure, certification and/or registration in any jurisdiction. XL acknowledges that it will be ultimately responsible for determining whether any of XL’s and/or XL Affiliate’s business practices or processes in connection with the Services comply with applicable insurance, financial services, accounting and/or tax laws and regulations (and any changes thereto). XL’s current guidelines with respect to compliance with such laws and regulations are set forth in Schedule 9. Any changes to the scope of the Services due to changes in such laws and regulations or Schedule 9 shall be handled through the Change Control Procedure and at XL’s cost and expense.

19.2	Each Party is responsible for compliance with all law and regulation applicable to its business and operations and for monitoring changes to the same.

19.3	XL shall be responsible for directing Accenture’s performance of the Services in accordance and compliance with law and regulation applicable to XL Group’s business. XL and Accenture understand that there are numerous statutes, regulations and other provisions applicable to the XL Group’s business. If and to the extent that XL becomes aware, at any time, of existing or new law or regulation applicable to the XL Group’s business which affects the Services or Accenture’s performance of the Services, XL shall notify Accenture immediately and Clause 20 shall apply.

19.4	Without prejudice to Clause 19.2, each party will retain responsibility for its compliance with all applicable export control laws and economic sanctions programs relating to its respective business, facilities, and the provision of services or products to third parties. Accenture will not be required by the terms of this Agreement to be directly or indirectly involved in the provision of goods, software, services and/or technical data that may be

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prohibited by applicable export control or economic sanctions programs if performed by Accenture.

19.5	Applicable export control or economic sanctions programs may include U.S. export control laws such as the Export Administration Regulations and the International Traffic in Arms Regulations, and U.S. economic sanctions programs that are or may be maintained by the U.S. Government, including sanctions currently imposed by the US Department of Treasury Office of Foreign Asset Control against designated sanctioned countries , as well as Specially Designated Nationals and Blocked Persons programs. The Parties will comply with U.S. export control and U.S. economic sanctions laws with respect to the export or re-export of U.S. origin goods, software, services and/or technical data, or the direct product thereof.

19.6	Prior to providing a party any goods, software, services and/or technical data subject to export controls controlled at a level other than EAR 99/AT the providing party will provide written notice to the receiving party specifying the nature of the controls and any relevant export control classification numbers.

19.7	Prior to XL contracting with any entity with respect to which Accenture will provide any goods, software, services and/or technical data under this Agreement, XL will take reasonable steps to ensure that any such provision of goods, software, services and/or technical data to such entity is not subject to restrictions or prohibitions under applicable export control or economic sanctions programs.

19.8	XL is responsible for complying with any applicable import compliance requirements which may apply to the XL Group’s receipt of Services or Deliverables.

20	Regulatory Change

20.1	In the event that a Party considers a Mandatory Change is required, it shall notify the other Party as soon as reasonably practicable. The Parties shall then co-operate in good faith and use commercially reasonable efforts to discuss and agree whether a Mandatory Change is required, the nature and extent of the Mandatory Change and shall seek to minimise the impact to the Services resulting from a Mandatory Change.

20.2	If the Parties fail to agree a Change Notice in respect of a Mandatory Change either party may terminate upon 90 days notice, having first consulted with the other Party in accordance with Clause 20.1 above:

	20.2.1	This Agreement if the Mandatory Change affects the Services as a whole; or

	20.2.2	Any affected WPDR or SOW if the Mandatory Change affects only part of the Services.

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21	Policies

21.1	Accenture shall use reasonable endeavors to procure that its personnel working on XL’s premises comply with the reasonable requirements of XL’s workplace security, administrative, safety and the spirit of other reasonable corporate policies and procedures, as set out at the Effective Date and listed in Schedule 13 to the extent such requirements are compatible and consistent with Accenture’s own policies and procedures and practices.

21.2	At XL’s request, Accenture’s personnel shall attend one or more orientation meetings (at such sites where such personnel are engaged or via tele-conference) regarding XL's corporate compliance policies and procedures including, but not limited to, on-site rules of behavior and workplace security. Accenture shall also ensure that, while at any of XL's premises, its personnel obey all reasonable instructions and directions issued by authorized XL personnel.

PART D - FINANCIAL

22	Charges and Audit

22.1	In consideration of the performance of the Services, XL will pay to Accenture the Charges:

	22.1.1	In accordance with Schedule 3; and

	22.1.2	In respect of Services performed under a SOW, in accordance with the charges mechanism stated in the relevant SOW.

22.2	If XL requests that the completion of any part of the Transformation Services be delayed beyond the scheduled completion date in the WPDR for any reason whatsoever, other than a default on the part of Accenture, such delay and consequent adjustment to Charges shall be subject to mutual agreement through the Change Control Procedure.

22.3	Accenture is not obliged to provide any services other than the Services. If, with XL’s agreement, Accenture provides ancillary or additional services relating to the Services, such services shall be deemed as Services provided pursuant to this Agreement for which XL will compensate Accenture on a time and materials basis in accordance with the rates at Schedule 3 or the applicable SOW as applicable, or where agreed, at a fixed price. Such agreement shall be documented in accordance with the Change Control Procedure.

22.4	If the cost to Accenture of the performance of the Services is increased by reason of the making or notification by XL of any law or of any order, or regulation, or other provision having the force of law that is applicable to the Services or any part thereof the Parties will co-operate in good faith to assess and manage the impact of any such events and the Charges and timetables will be adjusted accordingly, and documented pursuant to Change Control Procedure.

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22.5	The Parties acknowledge and agree that certain elements of the Services are being provided offshore (i.e., outside the United States) to leverage the use of lower cost offshore resources and the Charges are based, in part, on the use of such lower cost resources. In the event any laws, regulations or policies are promulgated, changed, amended or otherwise come into effect at any time during the Term that were not reasonably foreseeable by either Party at the Effective Date of this Agreement that impose taxes, tariffs, restrictions or limitations on, or prohibit, the offshore portion of the Services, in whole or in part, which result in a material increase in Charges incurred by Accenture, Accenture will provide reasonable documentation to XL in support of such increased costs. The Parties will then negotiate in good faith to address the apportionment of such cost and/or alternative locations or adjustments to Services.

22.6	Subject to Clause 22.9, each Party shall, upon prior notice from the other (of not less than 30 days), provide the other Party or its duly authorized representatives with reasonable access to such financial records and supporting documentation as may reasonably be requested by the other:

	22.6.1	In the case of XL, to audit the Charges charged to XL (and any costs or expenses to be paid or reimbursed by XL) to determine if such amounts are accurate and in accordance with this Agreement and/or the applicable WPDR or SOW. Information provided by Accenture shall include Accenture’s time sheets (in summary printed format only).

	22.6.2	In the case of Accenture, to audit results for the purpose of determining the accuracy of the Risk Reward Fee.

22.7	Each party shall bear its own costs and expenses incurred in carrying out such audits, performed pursuant to this Clause 22.

22.8	XL shall notify Accenture of the results of any audit as soon as reasonably practicable. If, as a result of any audit carried out pursuant to Clause 22.6, XL determines (acting reasonably) that Accenture has overcharged XL, it shall notify Accenture of the amount of such overcharge. If there is any disagreement as to the fact or extent of any overcharge, the matter shall be dealt with in accordance with Clause 45. If Accenture agrees that there has been an overcharge (or an arbitration finds that there has been an overcharge), it shall promptly pay to XL the amount of the overcharge plus interest accrued from the date such amount was paid to Accenture by XL. For purpose of this Clause 22.8, interest shall be calculated at a rate of one percent (1%) per month.

If the audit reveals an undercharge, XL will pay Accenture, upon receipt of an invoice, the amount of the undercharge in accordance with Clause 23.1.

22.9	The Party conducting the audit and its authorized representatives will conduct such audits in a manner that will result in a minimum of inconvenience and disruption to the business operations of the Party being audited, and a minimum of interference with the performance of the Services. Audits may be conducted only during normal business hours on Working Days and no more frequently than once in any Year. XL and its authorized representatives will not be entitled to audit or access: (i) data or information of other customers or clients of Accenture; (ii) any information relating to the costs (other than expenses incurred by Accenture personnel), profit margins or overheads of

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the Accenture Group under this Agreement or any other agreement or otherwise; (iii) any other Confidential Information of the Accenture Group that is not strictly relevant for the purposes of the audit. Accenture and its authorized representatives will not be entitled to audit or access any Confidential Information of the XL Group that is not strictly relevant for the purpose of the audit. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, constitutes Confidential Information. XL will not use any competitors of Accenture (or any Accenture subcontractor) to conduct such audits. Upon the request of XL, Accenture will promptly identify any such competitors. The authorized representatives of the Party conducting the audit will execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as Accenture may reasonably require in connection with such audits.

22.10	The Party being audited shall, at no extra cost, provide to the Party conducting the audit reasonable and limited assistance in connection with such audits provided that the demands on the time required from the audited Party do not exceed 1.5 man-days per quarter.

22.11	Accenture shall retain records and supporting documentation sufficient to document the fees paid or payable by XL under this Agreement, in accordance with Accenture’s standard record retention procedures, as in effect from time to time (but at a minimum not less than three years from expiration or termination of the applicable SOW or WPDR).

22.12	The Parties may agree to perform Services QA which shall be conducted in a manner that will result in a minimum of inconvenience and disruption to XL’s business operations, and a minimum of interference with the performance of the Services. Such Services QA may be conducted only during normal business hours on Working Days at a frequency and in accordance with a process to be agreed between the Parties.

23	Payment

23.1	XL will pay any amounts not subject to a bona fide dispute payable to Accenture within forty five (45) days of the invoice date. XL will pay Accenture via electronic funds transfer using ACH CCD + or CTX format to the following account:

Bank = Chase Bank Routing # = 071000013 Account # = 5311314 Account Type = Checking (not Savings) Invoice Qualifier = IV (plus ten digit invoice #)

23.2	Any invoice not in dispute remaining unpaid for more than forty five (45) days from the invoice date, will (i) accrue interest at a rate of one percent (1%) per month (ii) entitle Accenture to suspend performance of the Services after providing ten (10) days written notice to XL of its intention to so suspend If there is a good faith dispute with regard to a portion of an invoice, XL will provide notice and detail of the dispute prior to the invoice due date, and will pay the undisputed portion as provided in this Agreement. Upon resolution of the dispute, any disputed amounts owed Accenture will be promptly

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paid with interest at the rate above, calculated from the date the amounts were originally due to Accenture.

24	Taxes

24.1	“Taxes” shall mean, collectively taxes, duties, levies, tariffs and other similar charges (and any related interest and penalties), however designated and in all jurisdictions, imposed as a result of the existence or operation of this Agreement, all transactions contemplated herein and the delivery and use of the Services attributable to periods on or after the Effective Date.

24.2	Subject to Clause 24.6 Accenture shall solely be responsible for, and in no event shall XL pay or be responsible for, any Taxes: (i) imposed on or with respect to Accenture’s net or gross income, capital or franchise; (ii) in the nature of any Accenture employee or contractor withholding taxes, FICA, Medicare taxes, or other social security taxes, , unemployment insurance or other Taxes relating to Accenture or contractor personnel performing Services hereunder; (iii) imposed on, with respect to, or in connection with Accenture’s purchase of any supplies, materials, equipment, software or services for use in providing the Services; (iv) in the nature of Permits required to provide the Services; (v) imposed by any federal, state, provincial or local taxing authority as withholding taxes, or taxes in the nature of withholding taxes, on or with respect to any amounts paid or accrued with respect to the Services to the extent that tax is recoverable or creditable to Accenture; in such instances XL shall be liable to pay Accenture only for that portion of such withholding tax which is non-recoverable or non- creditable; or (vi) Taxes collected by Accenture from XL which Accenture fails to remit to the applicable tax authority. If any Taxes are assessed against XL which the Accenture had a responsibility to collect or withhold and remit to the applicable tax authority, but failed to do so, Accenture shall be responsible for any interest or penalty related thereto.

24.3	If any taxing jurisdiction imposes after the Effective Date a new sales, use, excise, value-added, services, consumption, or other tax (“New Tax”) on the provision of the Services or any component thereof, the parties shall cooperate in attempting to reduce the amount of such Tax to the maximum extent feasible; provided, however, the foregoing shall not apply to changes in tax rates . If any Taxes applicable to the Services are imposed on XL as a result of Accenture’s transition of Services to a location other than the initial location of XL’s facility, Accenture shall have full responsibility for payment of all such Taxes; provided, however, Accenture will not be responsible for new transaction taxes which may occur subsequent to the transition.

24.4	The parties shall cooperate with each other to enable the parties to determine accurately their respective Tax liabilities and to reduce such liabilities to the extent permitted by law and to appropriately allocate the Taxes on the Services provided to the applicable taxing jurisdiction. Accenture’s invoices to XL shall separately state the amount of any Taxes Accenture is collecting from XL. Accenture shall provide to the other any resale certificates, exemption certificates, treaty certifications, information regarding out-of-state or out-of-country sales or use of equipment and services and such other similar information as XL may reasonably request. Where applicable, Accenture shall segregate all Charges, with sufficient specificity as XL may reasonably request, into the following payment streams: (a) those for taxable services; and (b) those for non-taxable services. In those instances where the payment stream is for

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taxable services, Accenture shall also segregate the services which are subject to different tax rates. Accenture shall be responsible for registering with any applicable jurisdiction to which such Taxes are required to be remitted and for remitting all Taxes it collects or withholds from XL to the applicable taxing authority. To the extent that any sales, use, value-added, consumption or goods and services tax is required by Law or is requested by XL to be separately identified in Accenture’s billings to XL, Accenture shall separately identify the tax on its invoices.

24.5	XL shall pay any sales, use, value-added, consumption, and other similar taxes applicable to Accenture’s performance of services under this Agreement on or after the Effective Date.

24.6	If Accenture personnel provide the Services in a country or state other than the Source Location then XL shall be responsible for reimbursing Accenture for an amount equal to the amount which represents the difference between what the non resident Accenture personnel would have incurred in tax in their Source Location had they not been assigned overseas or to a different state and the additional tax they have incurred in their Source Location and the overseas country or different state as a result of being assigned to the Services ("Tax Equalisation Amount"). Accenture shall provide to XL documentary evidence from the relevant tax authorities to support the Tax Equalisation Amount.

PART E – INTELLECTUAL PROPERTY

25	Intellectual Property Rights

25.1	All Intellectual Property Rights belonging to a party prior to the date of this Agreement, subject to the remainder of this Clause, any derivatives of such rights shall remain vested in that party. Except as expressly provided herein, neither party shall gain by virtue of this Agreement any rights of ownership in any Intellectual Property owned by the other Party or any third party.

25.2	Accenture shall not obtain any rights in any XL Pre-Existing Rights or XL Supplied Materials, save that XL grants to Accenture a global, royalty-free, non-exclusive license, (with a right to sub-license to sub-contractors and Accenture Affiliates) to use, modify and enhance the content of any relevant XL Pre-Existing Rights and XL Supplied Materials to the extent and for the duration required to meet its obligations under this Agreement and in connection with the Services.

25.3	Any material delays in XL obtaining any required consent for Accenture to use XL Supplied Materials shall constitute a Relief Event. Any costs to XL that are associated with its carrying out these responsibilities are not included in the Charges and will be expenses payable by XL. Accenture will comply with restrictions on its use of XL Supplied Materials that are identified to, and acknowledged by, Accenture. XL retains responsibility for its contractual or other obligations to any third parties with respect to all XL Supplied Materials. Under no circumstances shall Accenture be obligated to use any XL Supplied Materials unless consents have been obtained in accordance with

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Clause 11.2.6, but Accenture shall use its reasonable endeavors to procure an appropriate work-around if necessary consents are not obtained or are refused.

25.4	Unless otherwise specified in a WPDR or SOW, upon final payment of all Charges due and payable in respect of the relevant Deliverable under or in connection with this Agreement, Accenture shall, subject to Clause 25.7 and to any restrictions applicable to any third-party materials embodied in the Deliverables, assign the newly created copyright in the final version of the Custom Components to XL. XL grants to Accenture and Accenture Affiliates a non-exclusive, perpetual, paid up, worldwide license and right to use, modify and reproduce the Custom Components for its internal business purposes (including sharing it internally within the Accenture Group) and for the purposes of providing the Services. Accenture acknowledges that, for the purposes of the foregoing, the Custom Components shall be considered "works made for hire" under applicable copyright law. After acceptance of a Deliverable by the XL, and pending final payment for that Deliverable, Accenture hereby grants to XL a revocable, non-transferable, non-exclusive unpaid right and license to use, copy, modify and prepare derivative works of the Custom Components for purposes of XL’s internal business only.

25.5	All other Intellectual Property Rights in the Deliverables remain in and/or are assigned to Accenture. With respect to any Intellectual Property Rights embedded in the Custom Components which are not assigned or conveyed to XL, upon final payment Accenture shall grant to XL a perpetual, non-exclusive, non-transferable, paid-up, worldwide right and license to use, copy, modify, and prepare derivative works of such Custom Components and any and all components thereof, for its internal business only.

25.6	To the extent any Deliverable contains Confidential Information of the Accenture Group, including any Accenture Knowledge Capital, or Confidential Information of the XL Group it shall be subject to Clause 27.

25.7	XL and the XL Group shall have or obtain no rights in any Accenture Knowledge Capital other than (i) to use the same as authorized by Accenture in writing from time to time solely for purposes of performing XL’s responsibilities under this Agreement, (ii) to the extent the Accenture Knowledge Capital is incorporated into a Deliverable, to use it only as part of the Deliverable for purposes of XL’s internal business only, or (iii) pursuant to Accenture's standard license for such Accenture Knowledge Capital or, in the case of Accenture Knowledge Capital owned by third parties, pursuant to terms acceptable to the applicable third party. If any Accenture Knowledge Capital is made available to XL under (i) or (ii) above, it will be made available in an “AS IS” condition and without express or implied warranties of any kind; and any Accenture Knowledge Capital made available under (iii) above shall be subject only to applicable terms of the applicable license. As between XL and Accenture, Accenture Knowledge Capital will be deemed Confidential Information of Accenture for the purposes of Clause 27.

25.8	The Parties shall cooperate with each other and execute such other documents as may be necessary or appropriate to achieve the objectives of this Clause.

25.9	In no event shall Accenture or any other member of the Accenture Group be precluded from independently developing for itself, or for others, anything, whether in tangible or non-tangible form, which is competitive with, identical or similar to, the Deliverables.

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25.10	Accenture shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques that are acquired or used in the course of providing the Services.

26	Licensed Proprietary Assets

26.1	Without prejudice to Clause 7 and notwithstanding Clause 25, Licensed Proprietary Assets supplied by Accenture to XL or XL Group are subject to the terms of the License Agreement and any other license agreement agreed between the Parties. Notwithstanding anything to the contrary in the terms and conditions of this Agreement to the extent that any Deliverables (or any developments or modifications to Deliverables) contain or are derived from Licensed Proprietary Assets, the warranties, terms and conditions of the License Agreement shall apply to such Deliverables (or any developments or modifications to Deliverables) and prevail over any conflicting provision in this Agreement.

26.2	XL shall be responsible for maintenance and support of Licensed Proprietary Assets unless otherwise agreed. Accenture is not obliged to provide bug fixes, enhancements, later releases, additional methods, or updated versions of Licensed Proprietary Assets. In the event that Accenture elects, in its sole discretion, to provide bug fixes, enhancements, later releases or updated versions of Licensed Proprietary Products, XL acknowledges and agrees that such later versions of the Licensed Proprietary Products are subject to the license terms agreed between the parties or the terms and restrictions of a new license agreement if provided by Accenture. In addition, Accenture shall have no obligation to provide user support. Any assistance regarding the Licensed Proprietary Assets that is requested by XL may be made available, at Accenture’s option, pursuant to separate written agreement and at Accenture’s then current billing rates plus out-of-pocket expenses, and as agreed to by XL.

PART F – CONFIDENTIALITY AND DATA PROTECTION

27	Confidentiality

27.1	Each Party undertakes in respect of Confidential Information for which it is the recipient:

	27.1.1	To treat such Confidential Information disclosed by the disclosing party as confidential;

	27.1.2	Not without the disclosing party's prior written consent in each case to communicate or disclose all or any part of such Confidential Information to any person except:

(a) To the directors and employees of the recipient (or, the directors and employees of the member(s) of the Accenture Group or the XL Group, as the case may be) who, in each case, have a reasonable need to receive the same for or in connection with the Services;

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(b) To the recipient's auditors and external professional advisers who need to know the Confidential Information;

(c) To any other persons or bodies having a legal right or duty to have access to or knowledge of the Confidential Information in connection with the business of the recipient, including without limitation, any stock exchange on which shares in Accenture, XL or their respective Affiliates are traded;

(d) Where the recipient is ordered by a court of competent jurisdiction to do so or there is a statutory or regulatory obligation to do so except that the recipient shall use all reasonable endeavors to first inform the disclosing party in writing before any disclosure under such order or obligation is made; and

(e) To third parties engaged by the recipient in connection with the Services and who have been expressly authorised in writing by the disclosing party to receive the Confidential Information prior to disclosure.

27.1.3	To ensure that all persons and bodies mentioned in Clause 27.1.2 are made aware, prior to the disclosure of such Confidential Information, of the confidential nature of such information, and that they owe a duty of confidence to the disclosing party and agree to hold such Confidential Information in confidence in accordance with the terms of this Agreement; and to use its reasonable endeavors to ensure that such persons and bodies comply with such obligations;

27.1.4	Not to use Confidential Information, or subject to Clauses 27.1.2(a) to circulate Confidential Information within its own organisation and/or as expressly permitted herein, except solely to the extent necessary for the Services or any other purpose the disclosing party may hereafter expressly authorise in writing;

27.1.5	To use its reasonable endeavors to effect and maintain adequate security measures to safeguard such Confidential Information from unauthorised access, use and misappropriation, and to protect the Confidential Information in the same manner that it protects the confidentiality of its own similar information;

27.1.6	To procure at the request of the disclosing party for any of those persons and bodies referred to in Clause 27.1.2(b) and Clause 27.1.2(e) to sign a separate confidentiality undertaking with the recipient in such form as the disclosing party may reasonably require prior to giving access to such Confidential Information; and

27.1.7	To use reasonable endeavors to procure at the request of the disclosing party for any of those persons and bodies referred to in Clause 27.1.2(c) to sign a separate confidentiality undertaking with the recipient in such form as the disclosing party may reasonably require prior to giving access to such Confidential Information.

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27.2	The obligations of confidentiality in this Clause 27 shall not apply:

	27.2.1	To any portion of Confidential Information where the recipient can demonstrate that the Confidential Information concerned:

		(a)	Is or has become publicly known through no fault of the recipient, its employees, agents and sub-contractors; or

		(b)	Is lawfully received from an independent third party without any restriction and without any obligation of confidentiality; or

		(c)	Is already known to the recipient with no obligation of confidentiality at the date it was disclosed by or obtained from the disclosing party; or

		(d)	Is disclosed without restriction by the disclosing party to any third party.

	27.2.2	To any development made by the recipient which is independently developed by the recipient without access to or use of the disclosing party's Confidential Information.

27.3	If the receiver receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party, it will promptly notify the other party of such receipt and tender to the other party the defense of such subpoena or process. If requested by the other party, the receiver will cooperate (at the expense of the other party) in opposing such subpoena or process. Unless the subpoena or process is timely limited, quashed or extended, the receiver will then be entitled to comply with such request to the extent permitted by law. Accenture will not act as an expert witness or otherwise provide litigation support services as a part of the Services.

27.4	In connection with the Services, Accenture may from time to time undertake one or more internal quality assessment reviews (which shall be undertaken at Accenture’s own cost and expense and for the purposes of its internal governance requirements) (“Accenture QA”). The parties agree that any documentation created in connection with such Accenture QA (or which are created for contract management purposes) will be Confidential Information of Accenture. Such documentation or the results of such reviews will not be discoverable or admissible (or used for any purpose) in any proceedings related to this Agreement or the Services.

27.5	Each party will return or destroy the other party’s Confidential Information in its possession upon request by the other party, unless otherwise allowed to retain such Confidential Information. Each party may retain copies of the other party’s Confidential Information required for compliance with its recordkeeping or quality assurance requirements or (that each party may be obligated by applicable law and/or industry and/or governmental regulations to retain. (subject to the terms of this Agreement).

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28	Data Protection

28.1	The Parties shall comply with their respective obligations as data controller and data processor under any applicable data protection laws and regulations (together the “Data Privacy Laws”) in connection with the Services.

28.2	The Parties acknowledge that, in respect of all personal data controlled by XL and processed by Accenture for the purpose of the provision the Services:

	28.2.1	XL alone shall determine the purposes for which and the manner in which such personal data will be processed (as defined in the Data Privacy Laws) by Accenture;

	28.2.2	XL shall be the data controller (as defined in the Data Privacy Laws); and

	28.2.3	Accenture shall be the data processor (as defined in the Data Privacy Laws).

28.3	Where, in connection with this Agreement, Accenture, as a data processor, processes personal data on behalf of XL, Accenture shall:

	28.3.1	Process those personal data only on written instructions of XL and to the extent reasonably necessary for the performance of this Agreement;

	28.3.2	Not disclose those personal data to any person except as required or permitted by this Agreement, or with XL’s written consent;

	28.3.3	Implement appropriate technical and organisational measures, as specified by XL in advance, to protect those personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and against all other unlawful forms of processing; to the extent such technical and organisational measures have not been established by XL, Accenture will maintain safeguards no less rigorous then those maintained by Accenture for its own similar personal data. XL will be responsible for the sufficiency of such policies and safeguards.

28.4	Any change in the Services required by law or regulation that increases Accenture’s costs and expenses with respect to compliance with this Clause 28 will be subject to the operation of Clause 22.4 and the Change Control Procedure.

28.5	Accenture may retain archival copies of XL’s data as reasonably necessary to verify Accenture’s compliance with this Agreement. Accenture will identify such data to XL at the time such archival copies are withheld

28.6	The Parties acknowledge that personal data collected under this Agreement may be transferred from a country within the European Union to a country outside the European Union and the Parties shall ensure that the personal data are adequately protected in accordance with Article 25 of the EU Directive 95/46/EC. In order to achieve this, the parties will, unless agreed otherwise, rely on an agreement based on the Standard Contractual Clauses for the Transfer of Personal Data to Processors established in Third Countries, dated 27 December 2001 (2002/16/EC) as amended

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from time to time (the “EU Model Clauses”) for the transfer of XL Data from a data controller to a data processor, and XL will execute or will ensure that the relevant XL Affiliate execute a data transfer agreement in the form attached as Schedule 12, in its capacity as data exporter, with Accenture or Accenture Affiliates, the data importer.

PART G - LIABILITY

29	Warranties and Covenants

29.1	Accenture hereby warrants to XL as follows:

	29.1.1	Organisation; Power. Accenture is a limited liability partnership, duly registered and validly existing under the laws of Illinois. Accenture has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

	29.1.2	Authority; Enforceability. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorised by all requisite action on the part of Accenture. This Agreement constitutes the legal, valid and binding agreement of Accenture, enforceable against Accenture in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies);

	29.1.3	Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of, any contract to which Accenture is a party;

	29.1.4	Performance. Accenture will perform the Services using reasonable skill and care. Unless otherwise agreed in a SOW, Accenture will reperform any Services not in compliance with this warranty brought to its attention in writing within thirty (30) days after those Services are performed. This warranty does not apply to Warranty Items which are covered by the Warranty referred to in Clause 29.1.5. ;

	29.1.5	Warranty Items. Accenture provides the Warranty in respect of Warranty Items specified for the duration of the Warranty Period as specified in Schedule 5;

	29.1.6	There is no outstanding litigation, arbitrated matter or other dispute to which Accenture is a party which, if decided unfavorably to Accenture, would reasonably be expected to have a material adverse effect on XL’s or Accenture's ability to fulfill their respective obligations under this Agreement; and29.1.7 Accenture shall not permit any member of its staff to work on-site at any of XL’ premises unless and until Accenture has obtained all required employment eligibility forms and applicable work permits and certified to XL that such forms and permits have been obtained.

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29.1	XL hereby warrants to Accenture as follows:

	29.2.1	Organisation; Power. XL is a corporation duly registered and validly existing under the laws of the State of Delaware XL has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

	29.2.2	Authority; Enforceability. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorised by all requisite corporate action on the part of XL. This Agreement constitutes the legal, valid and binding agreement of XL, enforceable against XL in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies); and

	29.2.3	Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of, any contract to which XL is a party.

29.3	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CLAUSE 29, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXCLUDE ALL CONDITIONS, TERMS, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICES, SOFTWARE, HARDWARE, DELIVERABLES, WORK PRODUCT OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. ACCENTURE EXPRESSLY DISCLAIMS ANY WARRANTY, REPRESENTATION, TERM OR CONDITION AS TO THE ACCURACY OR COMPLETENESS OF DATA, OPERATIONAL CRITERIA OR PARAMETERS PROVIDED BY XL. ACCENTURE DOES NOT REPRESENT OR WARRANT, NOR IS IT A TERM OR CONDITION OF THIS AGREEMENT, THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

29.4	Accenture hereby covenants to XL as follows:

	29.4.1	Adequacy of Employees. Accenture will use adequate numbers of personnel to perform the Services (where the pricing for such Services is not measured by a number of people, full-time equivalents, a time-based billing mechanism or similar metric). Accenture undertakes that the Accenture employees utilised in the provision of the Services to XL will possess suitable training, education, experience and skill to perform the Services;

	29.4.2	Viruses. Accenture will use reasonable efforts through the use of industry standard virus protection software and other customary procedures to screen any software provided or made available by it to XL hereunder to avoid introducing any Virus that materially disrupts the proper operation of or provides improper access to XL’s systems. For the avoidance of doubt,

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Accenture will not knowingly insert into the Software Deliverables and any software used to provide the Services any malicious code, programs or other internal components (e.g., computer "virus", computer "worm", computer time bomb, "Trojan horse", "back door", or similar component, referred to collectively as "Malicious Code") which restricts or may restrict use or access to, and/or does or may damage, destroy or alter, any system, program, data or other information; and

	29.4.3	Disabling Codes. Unless otherwise agreed by the Parties, Accenture shall not, insert into a Software Deliverable or any software used to provide Services any code, device, criteria, mechanism or function designed to have the effect of damaging, destroying, disabling, or otherwise shutting down, or altering the functionality of, or specifications for, or restricting the use of or access to, all or any portion of any Software Deliverable or any other system, program, data or other information.

29.5	XL hereby covenants to Accenture as follows:

	29.5.1	Viruses. XL will use reasonable efforts through the use of industry standard virus protection software and other customary procedures to screen any software provided or made available by it to Accenture hereunder to avoid introducing any Virus that materially disrupts the proper operation of or provides improper access to Accenture’s systems. For the avoidance of doubt, XL will not knowingly insert into any software used in connection with the Services any Malicious Code which restricts or may restrict use or access to, and/or does or may damage, destroy or alter, any system, program, data or other information; and

	29.5.2	Disabling Codes. Unless otherwise agreed by the Parties XL shall not insert into a Deliverable or any software used to provide Services any code, device, criteria, mechanism or function which would have the effect of damaging, destroying, disabling, or otherwise shutting down, or altering the functionality of, or specifications for, or restricting the use of or access to, all or any portion of any Deliverable or any other system, program, data or other information.

30	Indemnities

30.1	Each Party will indemnify, defend and hold harmless the other Party, its Affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be), from and against any third party claims, demands, loss, damage or expenses (including reasonable attorneys’ fees and court costs) relating to:

	30.1.1	bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with this Agreement;

	30.1.2	federal, state, and local employment taxes, worker’s compensation, disability, or unemployment compensation insurance premiums, or claims levied upon

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or attributable to the Services rendered by Accenture and its personnel, including but not limited to, all state and federal FICA, Medicare, worker’s compensation premiums and claims, disability, and unemployment; and,

	30.1.3	Arising out of the other Party’s failure to perform any obligations owed to its personnel (including, but not limited to, any claims for privilege, compensation, or benefits under any XL employee benefit plan) and/or arising out of or connected with the employment of that Party’s employees or that Party’s engagement of workers, including in each case their health and safety at work and any claims for discrimination, harassment or victimisation under applicable law.

30.2	XL shall indemnify, defend, and hold Accenture and Accenture Affiliates (and each of its and their respective officers, directors, agents, employees, successors and assigns) harmless from any and all claims, suits, losses, judgments, damages, costs, administrative fines, penalties, or expenses, including reasonable attorneys fees, incurred by Accenture resulting from a claim that XL Materials delivered to Accenture by XL for inclusion in the materials produced or delivered by Accenture at XL's direction infringe the intellectual property rights or rights of any third party.

30.3	XL will indemnify and hold Accenture and the Accenture Group harmless from third party claims arising out of XL’s (or XL Affiliates’) use of the Services or Deliverables and reimburse Accenture and the Accenture Group for all expenses (including counsel fees and court costs) incurred by Accenture or the Accenture Group in connection with such claim.

30.4	If XL promptly notifies Accenture in writing of a third party claim against any member of the XL Group that any Deliverable infringes a copyright or trade secret of any third party, Accenture will defend such claim at its expense and will pay any costs or damages that may be finally awarded against the XL Group. Accenture will not indemnify the XL Group, however, if the claim of infringement is caused by: (a)XL or XL Affiliate’s modification of the Deliverable or use of the Deliverable other than as contemplated by this Agreement; (b)XL or XL Affiliate’s failure to use corrections or enhancements made available and communicated to XL in writing by Accenture; (c) XL or XL Affiliate’s use of the Deliverable in combination with any product or information not owned or developed by Accenture; (d)XL or XL Affiliate’s distribution, marketing or use for the benefit of third parties of the Deliverable; or (e)information, direction, specification or materials provided by XL or any XL Affiliate or any third party. If any Deliverable is, or in Accenture’s opinion is likely to be, held to be infringing, Accenture will at its expense and option either: (i) procure the right for XL or XL Affiliate to continue using it, (ii) replace it with a non-infringing equivalent, (iii)modify it to make it non-infringing, or (iv) direct the return of the Deliverable and refund to XL the fees paid for such Deliverable less a reasonable amount as agreed to by XL and Accenture for XL or XL Affiliate’s use of the Deliverable up to the time of return. The foregoing remedies constitute the XL Group’s sole and exclusive remedies and Accenture’s entire liability with respect to infringement.

30.5	To receive the indemnities contained in this Agreement, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the claim or suit. The indemnifying party will have no obligation to

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indemnify the indemnified party under any settlement made without the indemnifying party’s written consent.

30.6	Each Party has a duty to mitigate the damages and Losses that would otherwise be recoverable from the other Party pursuant to this Agreement (including under any indemnity) by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages or amounts.

31	Liability

31.1	The sole liability of Accenture and any of its Affiliates (whether in contract, tort, negligence, strict liability in tort, by statute or otherwise) to XL, XL Affiliates or XL Personnel (if any) for any and all claims in any manner related to this Agreement, including the Deliverables or Services, will be the payment of direct damages, not to exceed (in the aggregate) (i) in respect of liability arising in connection with a Project the fees received by Accenture under this Agreement with respect to the Services or Deliverables provided in connection with that Project or (ii) in respect of any other liability the fees received by Accenture under this Agreement during the twelve (12) months preceding the events which gave rise to the liability or (in the first Year) the fees which would have been received by Accenture had the Agreement been properly and fully performed by both Parties as at the date of the event (or first event if a series of events) giving rise to the relevant liability . Except for the specific remedies expressly identified as such in this Agreement, XL’s exclusive remedy for any claim arising out of this Agreement or any applicable SOW will be for Accenture, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, or failing that, to return the fees paid to Accenture for the Services or Deliverables related to the breach.

31.2	The limitations of liability in Clause 31.1 shall not apply with respect to (i) damages occasioned by the fraud, of a Party; (ii) damages occasioned by the breach of a Party’s confidentiality obligations (excluding any obligations with respect to personal data or data privacy) under the Agreement.

31.3	In no event will either party be liable for any consequential, incidental, indirect, special or punitive damage, loss or expenses or for business interruption, lost business, lost profits or lost savings whether direct or indirect even if it has been advised of their possible existence.

31.4	The allocations of liability in this Clause 31 are the agreed and bargained for understanding of the parties, and Accenture’s compensation for the Services reflects these allocations.

31.5	Accenture will provide the Services to XL and may extend the benefit of Services to XL Affiliates. In the event Accenture provides the Services to an XL Affiliate(s) or any XL

Affiliate derives benefit from Services provided by Accenture under this Agreement, such Services to such XL Affiliate(s) will be deemed to be have been provided to XL pursuant to this Agreement. With respect to any XL Affiliates that receive Services from Accenture, XL will (i) retain responsibility for payment for such Services, and (ii) remain responsible and liable for the acts and omissions of all such XL Affiliates as if such acts and omissions were those of XL, including but not limited to breach of this

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Agreement by an XL Affiliate. Furthermore, notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that no XL Affiliate shall have any rights against Accenture under this Agreement and any claims against Accenture shall be brought by XL only. For such purpose, each XL Affiliate’s loss in relation to such claim shall be deemed to be the actual loss of XL and shall be subject to the limitations and exclusions of liability set out in Clause 31. XL shall ensure that XL Affiliates agree that the limits and exclusions on the liability of Accenture and Accenture Affiliates shall apply to XL and XL Affiliates as set out in this Agreement.

31.6	XL shall bring any and all claims, howsoever arising, relating to the Services against Accenture only, and shall not bring any claims against any other member of the Accenture Group.

31.7	Any action by either party must be brought within four (4) years after the cause of action arose unless earlier time barred by law.

32	Force Majeure

32.1	Without prejudice to Clause 12, neither Party shall be liable for any failure or delay in the performance (other than payment obligations under this Agreement) of its obligations arising out of a Force Majeure Event.

32.2	The Party claiming the Force Majeure Event will promptly notify the other in writing of the reasons for the delay or stoppage (and the likely duration) and will take all reasonable steps to overcome the delay or stoppage.

32.3	If that Party has complied with Clause 32.2, its performance under this Agreement will be suspended for the period that the Force Majeure Event continues, and the Party will have an extension of time for performance which is reasonable and in any event not less than the period of delay or stoppage. As regards such delay or stoppage:

	32.3.1	Any costs arising from the delay or stoppage will be borne by the Party incurring those costs; and

	32.3.2	The Party claiming the Force Majeure Event will take all necessary steps to bring the Force Majeure Event to a close or to find a solution including the use of alternative sources, workarounds ands similar measures whereby the obligations of the Parties may be performed despite that Force Majeure Event.

32.4	Notwithstanding the foregoing, if the period of non-performance exceeds sixty (60) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform was not so affected may terminate this Agreement by giving written notice to the other.

33	Insurance

33.1	Accenture shall, during its performance of any work required or contemplated under this Agreement, maintain in force the following insurance coverage:

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	33.1.1	Workers’ Compensation and Employers’ Liability in statutory amounts required by each state in the United States of America, and each jurisdiction outside of the United States of America, in which any work is performed, in whole or in part;

	33.1.2	Commercial Automobile Liability Insurance, covering all Accenture’s owned, non-owned and hired automobiles, trucks and trailers, with policy limits not less than $1,000,000; and

	33.1.3	Commercial General Liability Insurance (including contractual liability) covering independent contractor’s liability and blanket contractual liability with limits of $1,000,000 per occurrence and $5,000,000 in the aggregate through a combination of primary and excess limits, as primary coverage for losses as a result of Accenture’s negligence.

33.2	Prior to commencement of any work under this Agreement, Accenture shall provide XL with Certificates of Insurance with respect to the above coverages.

33.3	All insurance policies required to be carried by Accenture shall be written on an occurrence, not a claims-made basis, wherever possible, by companies duly licensed to transact the prescribed coverages in each jurisdiction in which the Services or any portion thereof is to be performed and having an A. M. Best rating of A- or better.

PART H – TERM AND TERMINATION

34	Term and Termination

34.1	The Term of this Agreement commences on the Effective Date and will continue unless and until terminated by either party in accordance with the provisions of this Agreement for a period of five (5) years in accordance with the Programme Plan annexed to Schedule 1 (the “Initial Term”).

34.2	No later than 6 months prior to the expiry of the Initial Term, either Party may notify the other that it wishes to extend the Initial Term, and the Parties’ authorised representatives shall (not later than 1 month prior to the expiry of the Initial Term) meet to discuss the terms of any extension to the Initial Term, including revised fee rates and the length of subsequent terms.

34.3	In the event that a Party intends to exercise a termination right pursuant to this Agreement, it shall consult the other party and the Parties shall then co-operate in good faith and use commercially reasonable efforts to resolve the circumstances which have given rise to the intention to exercise a termination right. In the event that a Party’s intention to exercise a termination right is unchanged, the Parties shall discuss whether XL wishes to procure from Accenture termination assistance service and the terms applicable to such services.

34.4	XL may terminate this Agreement in whole, but not in part, for convenience by giving not less than ninety (90) days written notice of termination to Accenture (which such notice may be served at any time), provided always that XL shall not be entitled to terminate this Agreement in the first Year.

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34.5	Either Party may terminate this Agreement in whole, but not in part, for material breach of this Agreement by giving thirty (30) days written notice specifically identifying the breach as a material breach and requiring it to be remedied, unless the breach is cured within the thirty (30) day period.

34.6	Either Party may terminate a WPDR or SOW (but not any other WPDR or SOW) for material breach of the relevant WPDR or SOW by giving thirty (30) days written notice thereof specifically identifying the breach as a material breach and requiring it to be remedied, unless the breach is cured within the thirty (30) day period. Where XL terminates a WPDR or SOW under this Clause 34.6, the exclusivity provisions of Clause 3.7 shall cease to apply in respect of that WPDR or SOW.

34.7	In addition to all other rights or remedies provided for in this Agreement or by law, either Party hereto may terminate this Agreement in whole, but not in part with immediate effect on written notice if (a) the other Party makes a general assignment for the benefit of creditors; (b) the other Party becomes or is unable to pay debts as they fall due; (c) a trustee, custodian or receiver is appointed by any court with respect to the other Party or any substantial part of such Party’s assets; (d) an action is taken by or against the other Party under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including the United States Bankruptcy Code and such action is not dismissed within sixty (60) days of commencement of the action; or (e) the other Party is the subject of a winding-up petition which is not dismissed within five Business Days, or a resolution is passed for its winding-up.

34.8	Accenture may upon thirty (30) days notice terminate this Agreement and any and all WPDR’s and SOW’s then in force if the License Agreement is terminated for any reason.

34.9	This Agreement and any WPDRs or SOWs, as applicable, may also be terminated in accordance with Clauses 20.2 and 32.4.

35	Effect of Termination

35.1	Upon termination of this Agreement for any reason, XL will pay Accenture upon receipt of invoice in accordance with the terms set out in Clause 23 all outstanding fees and expenses due up to and including the date of termination for all Services rendered. XL shall also pay, upon receipt of invoice and appropriate supporting documentation, the following amounts upon termination of this Agreement for any reason other than termination by XL in accordance with Clause 34.5 or 34.6:

	35.1.1	Accenture’s un-recovered investment costs (e.g. accommodation leases, car leases and equipment but not including business development costs) and any demobilisation and other direct costs resulting from early termination, including cancellation charges payable to Accenture’s sub-contractors, rental costs, and other costs which Accenture has incurred or is obliged to pay; and

	35.1.2	An amount equivalent to any discount provided by Accenture in accordance with Schedule 3 if the Minimum Effort Level specified in Clause 3.6 has not been achieved.

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35.2	Upon termination of this Agreement by XL pursuant to Clause 34.4 XL shall also pay to Accenture the Termination Compensation.

35.3	Termination of this Agreement or any WPDR or SOW, for whatever reason, will not affect any accrued rights, liabilities or payments due.

35.4	Termination of this Agreement for any reason will also terminate all WPDR’s and Statements of Work (if any) current at the time this Agreement is terminated.

35.5	Termination of any WPDR or SOW will not of itself terminate this Agreement or any other WPDR’s or Statements of Works in force at the time of termination.

35.6	The terms and conditions of this Agreement will continue to apply to any WPDR or SOW which is current at expiry of the Term until completion of the relevant Project(s).

35.7	All provisions of this Agreement which are by their nature intended to survive the expiration or termination of this Agreement will survive such expiration or termination.

35.8	Except as otherwise provided in this Agreement, upon the expiration or termination of a WPDR, an SOW or this Agreement, as the case may be, each Party shall at the request of the other Party return to the other Party or destroy all materials and properties, including all Confidential Information, of the other Party save that each Party shall be permitted to retain copies for the sole purpose of maintaining proper records and subject to the confidentiality obligations of Clause 27. Accenture shall return any advance payments which it has received from XL for Services or Deliverables which as a result of the termination shall not be delivered. XL’s rights hereunder are in addition to, and not in substitution of, any other rights or remedies granted to XL hereunder or existing under any applicable Law.

PART I - MISCELLANEOUS

36	Employees and Employment Claims

36.1	All personnel involved in the Services shall at all relevant times remain employees or contractors of the relevant Party. Each Party shall be responsible for the payment of all salary and benefits.

36.2	Neither Party will, without the prior written consent of the other Party, solicit, offer work to, employ, or contract with, directly or indirectly, on its own behalf, any of the other party’s Personnel or the Personnel of its Affiliates during the Personnel’s participation in the Services or during the twelve (12) months after the conclusion of such Services. For purposes of this Clause, “Personnel” includes any individual or company a party employs or has employed as a partner, employee or independent contractor and with which a party comes into direct contact in the course of the Services. However, this Clause will not apply to Personnel who independently respond to indirect solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such Personnel.

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36.3	If either Party reasonably determines, in good faith and consistent with applicable law, that the continued assignment of any personnel of the other Party is not in the best interests of the OT Programme, such Party will notify the other Party requesting the replacement of the individual and providing a confidential summary of the reasons why the replacement is needed. Promptly after receiving such request, the Parties will consult the matters stated in the request and either institute mutually agreeable corrective action or replace the individual within a mutually agreed upon timeframe. The replacement individual will have suitable ability and qualifications. This Clause 36.3 will not be construed to give either Party the ability to terminate the employment of any personnel of the other Party (or subcontractor personnel).

37	Publicity

37.1	Without prejudice to the generality of Clause 27, all advertising, press releases, public announcements and public disclosures by either party relating to this Agreement or the Services which includes the other party’s name, trade names, trade marks, logos, service marks or trade dress (collectively, “Name”) or language from which the connection of such Name may be inferred or implied, will be coordinated with and subject to written approval by both Parties prior to release. Such approval may be withheld by the named party in its sole discretion. Without such approval, neither party will use the other party’s name outside of its organization, except that either party may indicate to third parties that Accenture is providing services to XL Group and Accenture may use XL’s name in client lists, may generally describe that the Parties are implementing a Claims system for purposes of describing Accenture’s capabilities in proposals to third parties, and marketing products, on its website and for information and marketing purposes. Accenture may also use XL for the purpose of client references and XL will provide reasonable co-operation to Accenture in responding to requests for reference site visits, round table discussions and other marketing activities for prospective clients of Accenture. Without prejudice to the foregoing, Accenture and XL shall as soon as reasonably practicable after the Effective Date jointly agree a formal press release to announce this Agreement.

38	Notices

38.1	All notices required to be given under this Agreement will be in writing and will be sent to the recipients and addresses shown below or any other address the recipient may designate by notice given in accordance with this Clause 38:

Accenture:

Mark Robertson
1 Plantation Place
30 Fenchurch Street
London EC3M 3BD

Legal Group
161 North Clark
Chicago
Illinois 60601

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XL:

Malcolm Beane
70 Gracechurch St
London EC3V 0XL

Kenneth P Meagher
70 Seaview Avenue
Stamford Connecticut 06902

38.2	SOWs may stipulate relevant recipient addresses if different from those above.

38.3	Notices may be delivered personally or by letter sent as specified below. Notices will be deemed to have been received:

	38.3.1	By hand delivery - at the time of delivery;

	38.3.2	By mail deposited into the United States mail (certified mail, return receipt requested) – 5 days after the date of mailing; and

	38.3.3	By international courier deposited to the courier- at time of receipt;

38.4	Email and facsimile notices are not valid for the purposes of this Clause 38.

38.5	Each party may designate a different address by giving notice to the other party in accordance with this Agreement.

39	Waiver

39.1	No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against which it is sought to be enforced. The delay or failure by either Party to exercise or enforce any of its rights under this shall not constitute or be deemed a waiver of that party’s right to thereafter enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise of these rights or any other right.

40	Entire Agreement

40.1	This Agreement constitutes the entire agreement between the Parties as to its subject matter and each SOW constitutes the entire agreement between the Parties in respect of the Project which is the subject matter thereof and in each case supersedes all previous communications, conditions, warranties representations and arrangements, written or oral and whether with or by Accenture, any of its Affiliates, or any of their employees, officers, directors, agents or shareholders. Without prejudice to the foregoing, the Parties acknowledge and agree that all of the Parties’ obligations under

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the Arrangement Letters have been fulfilled as at the Effective Date. The printed terms of any purchase order or other correspondence and documents issued by XL in connection with this Agreement will not apply unless expressly accepted in writing by Accenture.

40.2	Each party acknowledges that it is entering into this Agreement solely on the basis of the agreements and representations contained in this Agreement, and that it has not relied upon any representations, warranties, promises, or inducements of any kind, whether oral or written, and from any source, other than those that are expressly contained within this Agreement. Each party acknowledges that it is a sophisticated business entity and that in entering into this Agreement it has had the opportunity to consult with counsel of its choosing.

40.3	Notwithstanding Clause 38.4, this Agreement may be executed by facsimile and in any number of counterparts, each of which will be considered an original for all purposes, and all of which when taken together will constitute one agreement binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart.

40.4	Except as a SOW may otherwise expressly provide, each SOW will be a complete statement of its subject matter and will supplement and modify the terms and conditions of this Agreement for purposes of that SOW only.

40.5	Each Party waives all rights and remedies which, but for this Clause 40, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. The only remedy available to any Party in respect of any representation, warranty, collateral contract or other assurance that is set out in this Agreement or the relevant SOW is for breach of contract under the terms thereof.

41	Conflict

41.1	In the event of any conflict or inconsistency between the terms of this Agreement on the one hand and the terms of any WPDR or SOW on the other hand, this Agreement shall prevail to the extent of such conflict or inconsistency unless the WPDR or SOW expressly states that a specific term is modified.

41.2	If there is any conflict or inconsistency between a term or condition in the main part of this agreement and a term in any of the Schedules or appendices or other documents referred to or otherwise incorporated into this agreement, the term in the main part of this agreement shall take precedence unless the Schedule, the Appendix or other document which is incorporated into this agreement is stated to take precedence over the main part of this agreement. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms of this Agreement on the one hand and the terms of the License Agreement on the other hand, the terms of the License Agreement shall prevail to the extent of such conflict or inconsistency.

42	Amendment

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42.1	Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this agreement and signed by authorised representatives of each of the Parties in accordance with the Change Control Procedure.

43	Relationship of the Parties

43.1	Neither party will be deemed a joint employer of the other party’s employees. Subject to Clause 30.1, each party will be responsible for any and all claims by its employees. Neither party’s employees will be deemed “leased” employees of the other for any purpose. In connection with this Agreement, each party is an independent contractor and does not have any authority to bind or commit the other. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership, fiduciary, or agency relationship between the parties for any purpose. Nothing in this Agreement is intended or will be construed to confer on any party (other than XL, Accenture, and the parties entitled to indemnification under Clause 30 to the extent of such indemnification) any rights, benefits or remedies of any kind, and no other party will be deemed to be a third party beneficiary.

44	Assignment

44.1	Either Party may assign the benefit of this Agreement upon notice to the other Party, to in the case of Accenture an Accenture Affiliate and in the case of XL an XL Affiliate provided in each case that: (i) the assignee is an entity of equivalent financial standing as the relevant Party; (ii) the assignee operates in the same general area of business as the assignor or in the case of XL, the relevant XL Affiliate that is the Services recipient in accordance with Clause 31.5 and in the case of Accenture is not (in the reasonable opinion of Accenture) a competitor of the Accenture Group; and (iii) is incorporated in the United States and (iv) the assigning Party provides reasonable advance notice of the proposed assignment to the other Party. Any such assignment pursuant to this Clause 44.1 shall not be absolute, but shall have effect only for so long as the assignee remains a member of the assigning Party’s Group. The assignor shall procure that the assignee assigns such benefits back to the assignor immediately prior to the assignee ceasing to be a member of the assignor’s Group.

44.2	Save as set out in Clause 44.1, this Agreement may not be assigned by either Party without the prior consent of the other Party, which consent shall be granted in that Party’s sole discretion. Any assignment in contravention of this Clause 44.2 shall be void and of no effect.

45	Dispute Resolution

45.1	The parties will make good faith efforts to first resolve internally any dispute subject to Clause 45.2 by escalating it to higher levels of management. Neither party may file for arbitration under Clause 45.2 until thirty (30) days have elapsed from the initiation of such good faith efforts.

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45.2	Any dispute, controversy, or claim arising out of, relating to, or having any connection with this Agreement or otherwise related to the Services, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision, will be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the AAA Optional Procedures for Large, Complex Commercial Disputes. Any arbitration will be conducted on an individual, rather than a class-wide, basis.

45.3	The arbitration will be conducted in New York City, New York, unless the Parties agree on another location.

45.4	The arbitration will be conducted by three arbitrators. Each Party will appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Party by thirty (30) days after the due date of the respondent’s answering statement. The two party-appointed arbitrators will jointly agree upon and appoint a third arbitrator who will serve as the chairperson of the arbitral panel. The party arbitrators will obtain the chairperson’s acceptance of such appointment and notify the parties in writing of the appointment and acceptance within thirty (30) days after their acceptance as party arbitrators. If the two party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they will notify the parties in writing. Upon such notice, one or both of the parties may request in writing that the chairperson be appointed by the AAA in accordance with the AAA Rules. The AAA will notify the parties in writing of the appointment and acceptance of the chairperson within twenty-one (21) days of receiving such request.

45.5	The parties will be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. The arbitral panel may order depositions and interrogatories upon a showing of need. It is the parties’ intent that the discovery proceedings be conducted in a cost-effective manner.

45.6	All decisions, rulings, and awards of the arbitral panel will be made pursuant to majority vote of the three arbitrators. The award will be in accordance with the applicable law, will be in writing, and will state the reasons upon which it is based. The arbitrators will have no power to modify or abridge the terms of this Agreement, including, but not limited to, Clause 31. The arbitrators may award compensatory money damages and interest thereupon but may not award punitive, exemplary, extra-contractual, consequential or similar damages arising out of or in connection with a breach of this Agreement. The award of the arbitrators will be final, and judgment on the award may be entered by any court having jurisdiction to do so.

45.7	Costs incurred in the arbitration proceeding, including attorneys’ fees and expenses, will be borne in the manner determined by the arbitral panel.

45.8	Nothing in this Agreement will prevent the parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it will have exclusive jurisdiction to hear applications for such relief, except that any interim

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measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

45.9	This Clause 45 will not apply to any claim arising from any patent or registered trademark. Such claims will not be subject to arbitration. They will be subject to judicial resolution. In addition, any issue regarding the enforceability of the prohibition against class-wide arbitration will be decided by a court of competent jurisdiction and not by an arbitrator.

45.10	Unless otherwise agreed by the parties or required by law, the parties, the arbitrators, and the AAA will maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced or exchanged pursuant to an arbitration conducted under this Clause 45.

46	Judicial Modification

46.1	If a court of competent jurisdiction or arbitral panel finds any term or provision of this Agreement to be invalid, illegal or otherwise unenforceable, such term or provision will not affect the other terms or provisions of this Agreement or this Agreement as a whole. Such term or provision will be deemed modified to the extent necessary, in the court’s opinion, to render such term or provision enforceable while preserving to the fullest extent permissible, the intent and agreements of the parties set forth in this Agreement. Upon such modification, the rights and obligations of the parties will be construed and enforced in accordance with such modification.

47	Governing Law

47.1	This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to conflict of law rules. To the extent it may be applicable, the Parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement.

47.2	Nothing contained in this Agreement shall restrict either Parties' freedom to commence legal proceedings to preserve any legal right or remedy or protect any proprietary or trade secret right (including by way of an application for injunctive relief or equivalent remedy in any jurisdiction).

48	Execution

48.1	The Parties agree that this Agreement and each SOW may be executed in two counterparts (whether original or facsimile counterparts), each of which executed counterparts taken together shall constitute a single agreement.

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49	Schedules and Appendices

49.1	The schedules, appendices and attachments hereto are herby incorporated into and form part of this Agreement.

This Agreement has been executed by duly authorised representatives on behalf of the Parties on the day and year first stated on page one above.

On behalf of XL Global Services, Inc.	On behalf of Accenture LLP

Signed:	Signed:
Print name:	Print name:
Title:	Title:

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